Exhibit 99.1

Emclaire Financial Corp. 612 Main Street • Emlenton, PA 16373-0046 Phone: (724) 867-2311 / FAX: (724) 867-9326

PRESS RELEASE

RELEASE DATE:	CONTACT:

Tuesday, September 2, 2008	David L. Cox
Chairman of the Board, President and
Chief Executive Officer
-or-
William C. Marsh
Chief Financial Officer and Treasurer

Phone: (724) 867-2311
Email: wmarsh@farmersnb.com

FOR IMMEDIATE RELEASE

EMCLAIRE FINANCIAL CORP. ANNOUNCES COMMENCEMENT OF

SUBSCRIPTION AND COMMUNITY OFFERING IN CONNECTION WITH THE

ACQUISITION OF ELK COUNTY SAVINGS AND LOAN ASSOCIATION

EMLENTON, Pennsylvania - Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of The Farmers National Bank of Emlenton, today announced that it has commenced a subscription and community offering in connection with the conversion merger of Elk County Savings and Loan Association.  Elk County, a Pennsylvania-chartered savings association, will convert from the mutual to the stock form of organization and, immediately following the conversion, issue all of its capital stock to Emclaire and merge with and into Farmers National Bank.

In connection with the conversion merger of Elk County, Emclaire is offering up to 200,000 shares of its common stock to eligible depositors and borrowers of Elk County and, to the extent shares remain available, to the general public.  Keefe, Bruyette & Woods, Inc. is assisting Emclaire in selling the shares on a best efforts basis.  A minimum of $1,955,000 or 92,435 shares of Emclaire’s common stock must be sold to complete the offering.

All shares of common stock are being offered for sale at a discounted price of $21.15 per share.  The offering price is equal to 85% of the average of the last sales price, or average closing bid and asked quotations, if there is no last sales price, of a share of Emclaire’s common stock on the OTC Bulletin Board for the ten trading days ending on August 8, 2008.

The minimum dollar amount of shares of common stock that may be purchased is $400 or 19 shares.  The maximum amount of common stock that may be purchased in the offering by any person, by him or herself, or with an associate or group of persons acting in concert, may not exceed $500,000 of common stock or 23,640 shares.  This offering is expected to expire on September 23, 2008, at 4:00 p.m., Eastern Time, unless it is extended, up to November 7, 2008.

Shares will be offered first to depositors of Elk County with a qualifying deposit as of December 31, 2006, second to depositors of Elk County with a qualifying deposit as of June 30, 2008, third to other depositors and borrowers of Elk County as of July 31, 2008, and finally to members of the general public with preference given first to natural persons residing in Elk County, Pennsylvania and then to stockholders of Emclaire as of August 6, 2008.

Emclaire estimates its net proceeds from the sale of the common stock in the offering to be approximately $1.5 million if the minimum 92,435 shares are sold and $3.7 million if the maximum 200,000 shares are sold, after deducting estimated offering expenses, including fees payable to Keefe, Bruyette & Woods, Inc. Emclaire intends to use the proceeds to support future loan and asset growth, to expand its business operations and for general corporate purposes.

The transaction is expected to close in the fourth quarter of 2008, pending regulatory approval, approval by Elk County members and satisfaction of other customary closing conditions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.  The offering may only be made by means of a prospectus, a copy of which may be obtained from Keefe, Bruyette & Woods, Inc. at 211 Bradenton Avenue, Dublin, Ohio  44017, or by calling 1-877-298-6520.

About Emclaire Financial Corp.

Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally-chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating twelve full-service offices in Venango, Butler, Clarion, Clearfield, Elk, Jefferson and Mercer counties, Pennsylvania.  Emclaire’s common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol “EMCF.”  For more information, visit Emclaire’s website at www.emclairefinancial.com.

About Elk County Savings and Loan Association

Elk County Savings and Loan Association is a Pennsylvania-chartered mutual savings association with one office located in Ridgway, Pennsylvania.  Elk County Savings and Loan was founded in 1925 and provides financing primarily for home ownership and traditional savings opportunities for customers in the counties of Elk, Cameron, McKean, Clearfield and Jefferson, Pennsylvania.

Forward-looking Statements

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Words or phrases such as “expect,” “believe,” “intend,” “plan,” “estimate,” “may,” “should,” “will likely result,” “will continue,” “is anticipated,” “estimate,” “project” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are subject to and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a number of factors.  Such factors include, but are not limited to: (1) the businesses of Emclaire and The Farmers National Bank and Elk County may not be combined successfully or such combination may take longer to accomplish than expected; (2) the cost savings from the conversion merger may not be fully realized or may take longer to realize than expected; (3) operating costs, customer loss and business disruption following the conversion merger, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approvals of the conversion merger may not be obtained, or adverse regulatory conditions may be imposed in connection with the governmental approvals of the conversion merger; (5) the members of Elk County may fail to approve the conversion merger; (6) changes in general economic conditions, which could affect the volume of loan originations, deposit flows and real estate values, and credit quality trends; (7) changes in laws, regulations or policies by government or regulatory agencies, (8) fluctuations in interest rates, (9) change in the demand for loans in the market areas that The Farmers National Bank and Elk County conduct their respective business, and (10) competition from other financial services companies in the Farmers National Bank and Elk County’s markets.  Emclaire and Elk County caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  Emclaire and Elk County do not undertake, and specifically disclaim any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.